Exhibit 10.1

PIEDMONT OFFICE REALTY TRUST, INC. (the "Company")
AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN
DIRECTOR DEFERRED STOCK AWARD AGREEMENT

This Director Deferred Stock Award Agreement (this “Agreement”) evidences a Deferred Stock Award made pursuant to the Piedmont Office Realty Trust Amended and Restated 2007 Omnibus Incentive Plan (the "Plan") to the service provider named above, who shall be referred to as "Director," with respect to the number of phantom stock units (“Units”) indicated above, each Unit corresponding to one share of common stock of Piedmont Office Realty Trust ("Stock"). This Deferred Stock Award is made effective as of the Award Date set forth above, which shall be referred to as the "Award Date."

PIEDMONT OFFICE REALTY TRUST

By:

Date:

TERMS AND CONDITIONS

§ 1. Plan and Deferred Stock Award Agreement. Director’s right to receive any or all of the shares of Stock subject to this Deferred Stock Award is subject to all of the terms and conditions set forth in this Agreement and in the Plan. If a determination is made that any term or condition set forth in this Agreement is inconsistent with the Plan, the Plan shall control. All of the capitalized terms not otherwise defined in this Agreement shall have the same meaning in this Agreement as in the Plan. A copy of the Plan will be made available to Director upon written request to the Chief Financial Officer of the Company.

§ 2. Stockholder Rights. During the deferral period, Director shall have no rights as a stockholder with respect to any shares of Stock subject to this Deferred Stock Award. Director's rights as a stockholder shall only arise when Director’s Units have become vested and nonforfeitable under § 3 and such shares of Stock have been transferred on the Company's books and records to Director under § 4.

§ 3. Vesting and Forfeiture. Director’s Units shall become 100% vested on the earliest of the following to occur (the “Vesting Date”) provided Director continuously remains a member of the Company’s Board of Directors (the “Board”) from the Award Date through such Vesting Date.

(i) the first anniversary of the Award Date,

(ii) the first annual shareholders meeting that occurs after the Award Date, or

(iii) the termination of Director’s service on the Board because of (a) Director’s resignation at the request of the nominating committee of the Board, (b) a Change in Control Event, or (c) Director’s death or Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental incapacity which renders Director unable, with or without reasonable accommodation, unable to perform the essential functions of Director’s duties, as determined in good faith by a majority of the Board.

If Director’s service as a member of the Board terminates prior to the Vesting Date for a reason other than as described above, Director will immediately forfeit all unvested Units, together with any dividends equivalents that have accrued with respect to such Units.

§ 4. Transfer of Shares of Stock; Tax Liability. Director shall have the right (subject to applicable tax withholdings effected in accordance with Section 13 of the Plan) to receive shares of Stock subject to this Deferred Stock Award on the date his or her Units vest and become nonforfeitable under § 3. Director’s tax liability for such shares of Stock shall be determined as of such date. Director may (in accordance with Section 13 of the Plan) choose to make payment of the applicable tax withholdings by 1) a cash payment and thereby receive the total number of shares Director has the right to receive, or 2) a reduction in Stock pursuant to Section 13 (b) of the Plan.

The Company shall cause any shares of Stock which Director has a right to receive under § 3 (subject to applicable tax withholdings) to be transferred to Director on the Company’s books and records and delivered to Director within sixty (60) days after the date on which he or she has the right to receive such shares, the specific date of such transfer to be determined by the Committee.

Shares received by Director under this Agreement, as well as any other Company shares owned by Director, will be subject to certain trading "blackout" periods (which prohibit the sale or purchase of Company shares). Blackout periods can relate to the announcement of Company earnings or any other material, non-public information. Additionally, shares held by Director may be subject to 'lock-up' agreements (which will prohibit the sale by Directors of Company stock for specified periods) as part of offerings of new Company shares on a public exchange.

Anything to the contrary notwithstanding, instead of distributing shares of Stock subject to this Deferred Stock Award, Company may, in its sole discretion, elect to make a lump sum cash payment to Director equal to the number of shares of Stock to which Director would otherwise be entitled to receive under this Agreement, multiplied by the Fair Market Value of a share of Stock determined on the date Director’s Units vest and become nonforfeitable under § 3. Subject to applicable tax withholdings, such lump sum cash payment will be paid to Director within sixty (60) days after the Director’s Units vest and become nonforfeitable under § 3.

§ 5. Dividend Equivalents. Each Unit granted hereunder is granted in tandem with a corresponding right to receive an amount equal to each dividend that is made by the Company in respect of a share of Stock corresponding to such Unit (a “Dividend Equivalent”). Any such amounts shall be accrued, and shall be paid in a single lump sum not later than thirty (30) days following the date that the vested Unit to which such Dividend Equivalent relates is paid in accordance with § 4. Any such Dividend Equivalent shall terminate upon the forfeiture of, or the payment with respect to such Unit, as applicable. Any Dividend Equivalents will be treated as separate payments from the underlying Units for purposes of Section 409A.

§ 6. Nontransferable. No rights under this Agreement shall be transferable by Director, except as provided in Section 13 of the Plan.

§ 7. Other Laws. The Company shall have the right to refuse to transfer shares of Stock subject to this Deferred Stock Award to Director if the Company acting in its absolute discretion determines that the transfer of such shares is (in the opinion of the Company's legal counsel) likely to violate any applicable law or regulation.

§ 8. No Right to Continue Board Service. Neither the Plan , this Agreement, nor any related material shall give Director the right to continue as a member of the Company’s Board.

§ 9. Governing Law. The Plan and this Agreement shall be governed by the laws of the State of Maryland, applied without regard to conflicts of law principles.

§ 10. Binding Effect. This Agreement shall be binding upon the Company and Director and their respective heirs, executors, administrators and successors.

§ 11. Headings and Sections. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to sections (§) in this Agreement shall be to sections (§) of this Agreement, unless reference to a section of the Plan is specifically made.

§ 12. 409A Compliance. The parties intend that payments under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company. Any provision of this Agreement to the contrary notwithstanding, if at the time of Director’s separation from service, the Company determines that Director is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment that Director is entitled to under this Agreement on account of Director’s separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment shall be paid at the date which is the earlier of (i) six (6) months and one day after Director’s separation from service and (ii) the date of Director’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 12 shall be paid to Director in a lump-sum. The Company makes no representation or warranty and shall have no liability to Director or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A, but do not satisfy an exemption from, or the conditions of, Code Section 409A.

Director has signed this Agreement to evidence his or her acceptance of this Deferred Stock Award and all of the terms and conditions of such Award.

___________________________________
Director's Signature

___________________________________
Date